Exhibit 99.1

NEWS RELEASE

Contacts:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

REDDY ICE REPORTS FOURTH QUARTER

AND FULL YEAR 2008 RESULTS

MARCH 10, 2009 - DALLAS, TEXAS - Reddy Ice Holdings, Inc. (NYSE: FRZ) today reported financial results for the fourth quarter and full year ended December 31, 2008.

Revenues for the fourth quarter of 2008 were $57.9 million, compared to $64.3 million in the same quarter of 2007.  The Company’s net loss was $9.8 million in the fourth quarter of 2008, compared to a net loss of $6.6 million in the same period of 2007.  Net loss per share was $0.44 in the fourth quarter of 2008 compared to a net loss per share of $0.30 in 2007.  Included in the results for the fourth quarter of 2008 are $3.6 million of costs related to the ongoing antitrust investigations and related civil litigation.

Adjusted EBITDA from continuing operations was $2.0 million in the fourth quarter of 2008 versus $7.0 million in 2007.  Available Cash for the fourth quarter of 2008 was negative $2.1 million compared to positive $3.4 million in 2007.  A discussion regarding the presentation of Adjusted EBITDA and Available Cash in this press release, including reconciliations of Adjusted EBITDA to EBITDA and net income (loss) and the calculation of Available Cash, is set forth below in the section titled, “SUPPLEMENTAL DISCLOSURE REGARDING NON-GAAP FINANCIAL INFORMATION.”

“Our results for the fourth quarter were below our expectations, as the effects of the slowing national economy continued to put pressure on sales volumes and we incurred some significant one time expenses related to the completion of our strategic review and the change in audit firms,” commented Gilbert M. Cassagne, the Company’s Chief Executive Officer.  “However, we are seeing the benefits of lower commodity costs, especially in regards to fuel and bag costs, and are cautiously optimistic about the opportunities that we have for efficiency improvements and growth.”

Revenues for the full year of 2008 were $329.3 million, compared to $339.0 million in 2007.  The Company’s net loss was $120.4 million for the full year 2008, compared to net income of $10.3 million in 2007.  Net loss per share was $5.47 for the full year 2008, compared to diluted net income of $0.47 in 2007.  Included in the results for the full year of 2008 are a gain of $17.0 million related to the termination of the merger agreement between the Company and affiliates of GSO Capital Partners LP (“GSO”) on January 31, 2008, a gain of $1.0 million related to the settlement of a property insurance claim, $15.5 million of costs related to the ongoing antitrust investigations and related civil litigation, $0.8 million of costs related to the GSO transaction and the related stockholder litigation and a non-cash charge of $149.9 million related to the impairment of assets in the third quarter.  The non-cash asset impairment charge is comprised primarily of $149.7 million reduction in the value of the Company’s goodwill recognized in the three months ended September 30, 2008.  The evaluation of the Company’s goodwill and resulting write-down was triggered by the decline in the Company’s stock price during the three months ended September 30, 2008.

Adjusted EBITDA from continuing operations was $68.5 million for the full year of 2008 versus $82.7 million in 2007. Available Cash for the full year of 2008 was $50.8 million compared to $46.1 million in the same period of 2007.

In 2008, seven acquisitions were completed with an aggregate acquisition cost of approximately $4.0 million.  Annual revenues and Adjusted EBITDA associated with these acquisitions are approximately $2.8 million and $0.8 million, respectively.  In addition, on October 28, 2008, the Company completed the acquisition of a leased facility for a cost of approximately $0.4 million.  The Company continues to evaluate acquisition opportunities as part of its ongoing acquisition strategy.

CONFERENCE CALL

The Company has scheduled a conference call for today, Tuesday, March 10, 2009 at 10:00 a.m. Eastern time.  To participate, dial 800-559-1203 ten minutes prior to the start time, referencing confirmation code 24014845 or the Reddy Ice conference call.  A telephonic replay will be available through March 17, 2009 and may be accessed by calling 888-843-8996 and using the confirmation code above.  A live webcast and archived replay of the conference call can also be accessed on the Company’s website at www.reddyice.com.

ABOUT REDDY ICE

Reddy Ice Holdings, Inc. is the largest manufacturer and distributor of packaged ice in the United States. With over 2,000 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to a variety of customers in 31 states and the District of Columbia.  The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs and its proprietary technology, The Ice Factory®.  Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management.   Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

– Financial Tables Follow –

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(in thousands, except per share amounts)

Revenues	$57,930	$64,288	$329,298	$339,038
Cost of sales (excluding depreciation)	42,461	45,508	214,905	215,204
Depreciation expense related to cost of sales	5,126	5,034	20,796	19,832
Gross profit	10,343	13,746	93,597	104,002
Operating expenses	12,446	12,657	47,550	44,981
Depreciation and amortization expense	1,765	1,644	6,715	6,176
Loss on dispositions of assets	1,567	1,414	1,869	1,743
Impairment of goodwill and long-lived assets	—	1,440	149,905	1,440
Cost of antitrust investigations and related litigation	3,597	—	15,524	—
Transaction costs related to merger agreement	(114)	474	835	2,456
Gain on property insurance settlement	—	—	(1,036)	—
Income (loss) from operations	(8,918)	(3,883)	(127,765)	47,206
Interest expense	(8,184)	(7,615)	(31,893)	(31,307)
Interest income	212	343	825	852
Gain on termination of merger agreement	—	—	17,000	—
Income (loss) from continuing operations before income taxes	(16,890)	(11,155)	(141,833)	16,751
Income tax benefit (expense)	7,102	4,483	21,402	(7,347)
Income (loss) from continuing operations	(9,788)	(6,672)	(120,431)	9,404
Income from discontinued operations, net of tax	—	28	—	939
Net income (loss)	$(9,788)	$(6,644)	$(120,431)	$10,343

Basic net income (loss) per share:
Income (loss) from continuing operations	$(0.44)	$(0.30)	$(5.47)	$0.43
Income from discontinued operations	—	0.00	—	0.04
Net income (loss)	$(0.44)	$(0.30)	$(5.47)	$0.47
Weighted average common shares outstanding	22,064	21,890	22,025	21,748
Diluted net income (loss) per share:
Income (loss) from continuing operations	$(0.44)	$(0.30)	$(5.47)	$0.43
Income from discontinued operations	—	0.00	—	0.04
Net income (loss)	$(0.44)	(0.30)	$(5.47)	$0.47
Weighted average common shares outstanding	22,064	21,890	22,025	21,980

Cash dividends declared per share	$—	$0.42	$0.84	$1.66

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

OTHER SUPPLEMENTAL INFORMATION

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(in thousands)

Packaged ice revenues	$56,036	$61,947	$321,299	$329,475
Other ice revenues	1,894	2,341	7,999	9,563
Total revenues	$57,930	$64,288	$329,298	$339,038

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

	December 31,
	2008	2007
	(in thousands)

Cash and cash equivalents and restricted cash	$39,684	$34,445
All other current assets	45,365	43,793
Total assets	454,559	607,560

Accounts payable and accrued expenses	$35,592	$34,665
Dividends payable	—	9,240
Total current and non-current debt (including revolving credit facility)	390,500	378,258
Total stockholders’ equity	872	139,982
Total liabilities and stockholders’ equity	454,559	607,560

SUPPLEMENTAL DISCLOSURE REGARDING NON-GAAP FINANCIAL INFORMATION

EBITDA represents the Company’s consolidated net income (loss) before income taxes, interest and depreciation and amortization.  Adjusted EBITDA represents EBITDA as further adjusted to give effect to unusual items, non-cash items, Reddy Ice Holdings, Inc. (“Reddy Holdings”) gains and expenses and other adjustments set forth below, such additional adjustments being required to calculate covenant ratios and compliance under the Company’s credit facility.  EBITDA and Adjusted EBITDA are not presentations made in accordance with generally accepted accounting principles (“GAAP”) and are not measures of financial condition or profitability. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for “net income (loss)”, the most directly comparable GAAP financial measure, as an indicator of operating performance.

By presenting Adjusted EBITDA, the Company intends to provide investors with a better understanding of its core operating results to measure past performance as well as prospects for the future.  The Company evaluates operating performance based on several measures, including Adjusted EBITDA, as the Company believes it is an important measure of the operational strength of its business.  Furthermore, the additional adjustments included in the calculation of Adjusted EBITDA are required to calculate covenant ratios and compliance under the Company’s credit facility, including Reddy Ice Corporation’s ability to pay dividends to Reddy Holdings to fund cash interest payments on its senior discount notes and any dividends paid to its stockholders.

Adjusted EBITDA as we have presented it may not be comparable to similarly titled measures used by other companies.  Adjusted EBITDA is not necessarily a measure of the Company’s ability to fund its cash needs, as it excludes certain financial information when compared to “net income (loss)”.  Users of this financial information should consider the types of events and transactions which are excluded.

As a result of the sale of substantially all of the Company’s non-ice businesses during the third quarter of 2007, the results of operation of those businesses, as well as the gain on their sales, are presented as “discontinued operations” in the accompanying condensed consolidated statements of operations.  Adjusted EBITDA, as defined in the Company’s credit facility, includes the results of operations of discontinued operations through their date of sale.  Adjusted EBITDA associated with discontinued operations is eliminated to calculate pro forma Adjusted EBITDA.  Therefore, in the following reconciliation of net income (loss) to EBITDA and Adjusted EBITDA, the following line items are calculated as the total of continuing and discontinued operations and therefore may differ from the amounts set forth in the accompanying condensed consolidated statement of operations for the three and twelve months ended December 31, 2007:  depreciation expense related to cost of sales, depreciation and amortization expense, loss on dispositions of assets and income tax (benefit) expense.

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(in thousands, unaudited)

Net income (loss)	$(9,788)	$(6,644)	$(120,431)	$10,343
Depreciation expense related to costs of sales	5,126	5,034	20,796	20,545
Depreciation and amortization expense	1,765	1,644	6,715	6,382
Interest expense	8,184	7,615	31,893	31,307
Interest income	(212)	(343)	(825)	(852)
Income tax (benefit) expense	(7,102)	(4,530)	(21,402)	7,931
EBITDA	(2,027)	2,776	(83,254)	75,656
Other non-cash charges:
Stock-based compensation expense	(1,056)	833	1,611	3,879
Loss on dispositions of assets	1,567	1,414	1,869	1,726
Gain on property insurance settlement	—	—	(1,036)	—
Gain on sale of discontinued operations	—	(6)	—	(1,407)
Impairment of goodwill and long-lived assets	—	1,440	149,905	1,440
Reddy Holdings items:
Cost of antitrust investigations and related litigation (a)	3,597	—	15,524	—
Transaction costs related to merger agreement (a)	(114)	474	835	2,456
Gain on termination of merger agreement (a)	—	—	(17,000)	—
Adjusted EBITDA	$1,967	$6,931	$68,454	$83,750

(a)          Represents the elimination of (i) the costs incurred in connection with the ongoing antitrust investigations and related litigation, (ii) the costs related to the GSO transaction and the related stockholder litigation and (iii) the gain recognized in connection with the termination of the merger agreement with affiliates of GSO on January 31, 2008.  The gain related to the termination of the merger agreement is excluded from Adjusted EBITDA for purposes of the Company’s credit facility as the proposed acquisition was of Reddy Holdings.  The costs related to GSO merger agreement and the antitrust investigations and related litigation are excluded from the calculation of Adjusted EBITDA as these costs have been  paid by Reddy Holdings.  Reddy Holdings is currently paying these costs with the excess cash remaining from the initial public offering of its common stock in August 2005 and the funds paid to Reddy Holdings by affiliates of GSO in February 2008 in connection with the termination of the merger agreement.

The Company’s credit agreement requires that pro forma effect be given to certain items, such as acquisitions and dispositions of businesses and the purchase of leased assets, when calculating Adjusted EBITDA.  The following table sets forth the calculation of pro forma Adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(in thousands, unaudited)

Adjusted EBITDA	$1,967	$6,931	$68,454	$83,750
Disposition adjustments (a)	—	25	—	(1,018)
Adjusted EBITDA from continuing operations	1,967	6,956	68,454	82,732
Acquisition adjustments (b)	—	152	84	2,488
Elimination of lease expense (c)	5	11	42	86
Pro forma adjusted EBITDA	$1,972	$7,119	$68,580	$85,306

(a)          Represents the elimination of the historical Adjusted EBITDA associated with discontinued operations.

(b)         Represents the incremental Adjusted EBITDA of acquired businesses as if each acquisition had been consummated on the first day of the period presented.  All acquisitions included herein were consummated on or before December 31, 2008.

(c)          Represents the elimination of historical lease expense resulting from the purchase of certain leased real estate in the fourth quarters of 2008 and 2007.

Available Cash is a defined term in the Company’s credit agreement and is a key measure in evaluating Reddy Ice Corporation’s ability to pay dividends to Reddy Holdings to fund cash interest payments on its senior discount notes and any dividends to its stockholders.  Available cash for the three and twelve month periods ended December 31, 2008 and 2007 is calculated as follows:

	Three Months Ended December 31,		Year Ended December 31
	2008	2007	2008	2007
	(in thousands, unaudited)

Adjusted EBITDA	$1,967	$6,931	$68,454	$83,750
Less:
Cash paid for interest expense, net	3,500	3,494	15,359	15,970
Cash paid for income taxes	174	—	1,145	152
Capital expenditures, net of applied proceeds from dispositions	360	17	1,160	21,493
Principal repayments of indebtedness	—	15	20	82
Available Cash	$(2,067)	$3,405	$50,770	$46,053